Exhibit 99.1
Independent Bank to Sell Nine Colorado Branches

MCKINNEY, Texas, June 23, 2017 (GLOBE NEWSWIRE) – Independent Bank Group, Inc. (NASDAQ:IBTX), the holding company for Independent Bank, today announced that Independent Bank has signed a definitive agreement to sell nine locations in Colorado to TBK Bank, SSB, a subsidiary of Triumph Bancorp, Inc. (NASDAQ:TBK).

Of the nine branches, four are located in eastern Colorado (Akron, Otis, Sterling, and Yuma) and five are located north of Denver (Evans, Firestone, Johnstown, Longmont, and Milliken). These branches were acquired by Independent Bank as part of Independent Bank Group’s acquisition of Carlile Bancshares, Inc. and its subsidiary, Northstar Bank, which closed in April 2017.

In the transaction, TBK Bank will purchase approximately $100 million in loans and assume approximately $168 million in deposits associated with the branches for an estimated deposit premium of $7 million, or 4.17%. The actual premium will be based on a 30-day average of deposit balances at the time the transaction closes.

Independent Bank Group Chairman and CEO David R. Brooks stated, “This transaction sharpens our focus on the Colorado Front Range along I-25 through Denver, Colorado Springs and Fort Collins and improves the efficiency of our Colorado operations. We remain committed to the markets served by our nine remaining Colorado locations and, under the leadership of Colorado Market CEO Mark White, we will continue our efforts to serve these areas and expand our presence in these markets.”

The transaction is expected to close during the fourth quarter of 2017 and is subject to certain closing conditions, receipt of regulatory approval, and other customary closing conditions.

Independent Bank was advised in the transaction by Haynie, Rake, Repass & Klimko, P.C. as legal counsel. Wachtell, Lipton, Rosen & Katz acted as legal counsel to Triumph Bancorp, Inc.

About Independent Bank Group

Independent Bank Group, Inc., through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals from banking offices located throughout Texas, including the Dallas/Fort Worth, Austin and Houston areas, as well as in Colorado. For more information, please visit Independent Bank Group’s website at www.ibtx.com.

Contacts:

Analysts/Investors:	Media:
Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com	Peggy Smolen Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.